Exhibit 10.8
Rackspace Technology, Inc.
Annual Cash Incentive Plan1
This Rackspace Technology, Inc. Annual Cash Incentive Plan (the “Plan”) is adopted by Rackspace Technology, Inc., a Delaware corporation (the “Company”). The Plan has been approved by the Compensation Committee of the Company’s Board of Directors (the “Committee”).
1.    PURPOSE
The purpose of the Plan is to attract, retain, motivate and reward Participants by providing them with the opportunity to earn annual incentive awards under the Plan based upon achievement of pre-established Performance Goals.
2.    DEFINITIONS
2.1    “Award” shall mean an incentive award providing a Participant the opportunity to earn cash compensation under the Plan, subject to the achievement of one or more Performance Goals, established pursuant to Section 5 of the Plan, and such other terms as the Committee may establish.
2.2    “Award Level” shall mean the amount of incentive compensation (expressed as a percentage of the Participant’s Base Salary) that may be paid to a Participant under the Plan for the achievement in a given Plan Year of an associated, specified level of performance measured in terms of Performance Goals. Award Levels may be established at threshold, target and maximum levels.
2.3    “Award Notice” shall mean a written or electronic document or agreement from the Company to the Participant that sets forth and notifies the Participant of Performance Goals, Award Levels and the amounts potentially payable under the Award, as established and set under this Plan.
2.4    “Award Payment” shall mean the actual dollar amount paid to a Participant under an Award pursuant to the Plan.
2.5    “Base Salary” shall mean with respect to any Participant the annual base salary actually paid to such Participant during the Plan Year. For the sake of clarity, Base Salary does not include any bonus or incentive compensation, whether under the Plan, any other short-term or long-term incentive plan or otherwise. Base Salary shall be determined without reduction for salary deferrals under any company-sponsored nonqualified deferred compensation plan, Code Section 401(k) plan or flexible spending account plan (under Code Section 125), and without inclusion of any amounts previously deferred under any Company-sponsored nonqualified deferred compensation plan, Code Section 401(k) plan or and flexible spending account plan
1 As adopted by the Board of Directors of Rackspace Technology, Inc. on July 24, 2020.

(under Code Section 125) that become subject to inclusion in gross income for Federal tax purposes.

2.6    “Board” shall mean the Board of Directors of the Company.
2.7    “CEO” shall mean the Company’s Chief Executive Officer.
2.8     “Code” shall mean the Internal Revenue Code of 1986, as amended, including rules, regulations, and guidance promulgated thereunder and successor provisions and rules and regulations thereto.
2.9    “Company Performance Goals” shall mean goals or levels of performance based upon achievement of certain financial or operational criteria established by the Committee for a Plan Year in accordance with Section 5.4 of the Plan, which may be based upon one or more of the performance measures listed in Section 5.2 of the Plan.
2.10    “Disability” shall mean, unless otherwise specifically provided in a written agreement entered into between the Company or a Subsidiary and a Participant, a finding by the Committee (or its delegate) of the Participant’s incapacitation through any illness, injury, accident or condition of either a physical or psychological nature that has resulted in his or her inability to perform the essential functions of his or her position, even with reasonable accommodations, for one hundred eighty (180) calendar days during any period of three hundred sixty-five (365) consecutive calendar days, and that such incapacity is expected to continue.
2.11    “Executive Officer” shall mean each officer of the Company whose compensation is approved by the Committee on an annual basis.
2.12    “Individual Modifier” shall be defined as set forth in Section 5.5(b) of the Plan.
2.13    “Participant” shall mean an employee of the Company or any of its Subsidiaries who is selected by the CEO, and approved by the Committee, for participation in the Plan for a given Plan Year in accordance with Section 4.
2.14    “Performance Goals” shall mean the Company Performance Goals and/or Personal Performance Goals established for each Award pursuant to Section 5 of the Plan, against which a Participant’s performance shall be measured to determine if an Award Payment may be payable under the Plan.
2.15    “Personal Performance Goal” shall mean goals or levels of performance based upon achievement of certain individual business objectives and/or personal performance objectives, in each case which support the business plan of the Company. Personal Performance Goals may include personal performance objectives such as teamwork, interpersonal skills, employee development, project management skills and leadership, or individual business objectives.
2.16    “Retirement” shall mean the termination of a Participant by his or her resignation from continuous service upon or after attainment of (a) normal retirement age of 65; (b) age 55 and completion of 10 years of continuous service; or (c) as may be approved by the Committee, in its discretion; but in each case under (a) or (b) hereof only if such termination is approved as a Retirement by, in the case of an Executive Officer, the Committee, and, in the case of any other Participant, the CEO.
2.17    “Subsidiary” shall mean shall mean any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.
3.    TERM
The effective date of this Plan is January 1, 2021.  The Plan will remain in effect for successive fiscal years beginning on January 1 of each year (each, a “Plan Year”), until terminated by the Committee at its sole discretion.
4.    ELIGIBILITY
4.1    In order to be eligible to participate in the Plan for any Plan Year, an individual must be (a) an officer or employee, employed on a full-time or part-time basis with the Company or any of its Subsidiaries; (b) hired, transferred or promoted to a Plan-eligible position, as determined by the CEO and/or the Committee, as applicable, before the commencement of the fourth quarter of the Plan Year, and (c) employed continuously through the date the Award Payment is paid as set forth herein. Directors who are not employees of the Company, temporary employees, leased employees, consultants, and independent contractors shall not be eligible to participate in the Plan.
4.2    An officer or employee who first becomes eligible for participation in the Plan in accordance with Section 4.1 during a Plan Year, will participate in the Plan on a pro rata basis as of the date the officer or employee was hired, transferred or promoted, as the case may be.
4.3    No officer or employee shall have any right to participate in the Plan, regardless of prior participation in the Plan, unless otherwise separately provided in a written agreement with the Company.
5.    PERFORMANCE AWARDS
5.1    Establishment of Awards.
(a)    As promptly as practicable after the beginning of each Plan Year with respect to which any Awards are to be granted to Participants, and, in any event, before April 1 of such Plan Year (or, in the case of an officer or employee who is hired, transferred or promoted after the beginning of such Plan Year, as provided in Section 4.2, by no later than 30 days after the date of such hire, transfer or promotion) the CEO and the Committee shall take those actions for which they are respectively responsible under this Plan to (i) designate those eligible officers and employees who are to be Participants in the Plan for such Plan Year, (ii) establish the Performance Goals, Award Levels and, if applicable, the threshold Award Level, target Award Level and maximum Award Level, for each Participant, and (iii) establish such other terms and conditions for each Award as they deem appropriate.
(b)    In the case of the CEO and each of the Executive Officers, the Committee will establish for each Plan Year the Award Levels, the Performance Goals, performance measures and the weighting of the Performance Goals. With respect to all other Participants, the Committee will approve the Award Levels and Company Performance Goals for each such Participant but the Personal Performance Goals and the weighting of such Performance Goals shall be determined by the CEO or by the Participant’s supervisor with the approval of the CEO.
(c)    The Award Levels, Performance Goals and the weighting of the Performance Goals will vary among Participants depending on the Participant’s role and responsibilities. The Award Levels and Performance Goals may change from Plan Year to Plan Year.
(d)    The CEO and/or the Committee may, but are not required to, provide each Participant with an Award Notice that sets forth the terms and conditions of an Award, including the correlation of the Award Payment to be paid under an Award to the attainment of the Performance Goals and, to the extent deemed appropriate by the Committee, the Award Payment payable in cases where the results of the Performance Goals for a Plan Year are between the levels of Performance Goals set forth in the Award Notice.
5.2    Performance Measures. The performance measures from which the Committee may establish Performance Goals may include, but are not limited to, one or more of the following performance measures or such other measures as determined appropriate by the Committee, in its discretion, which may be determined in accordance with GAAP or on a non-GAAP basis: (a) net earnings or net income (before or after taxes); (b) basic or diluted earnings per share (before or after taxes); (c) net revenue, net revenue growth, annualized recurring revenue, or net revenue retention rates; (d) gross revenue or gross revenue growth, gross profit or gross profit growth; (e) net operating profit (before or after taxes); (f) return measures (including, but not limited to, return on investment, assets, net assets, capital, gross revenue or gross revenue growth, invested capital, equity or sales); (g) cash flow measures (including, but not limited to, operating cash flow, free cash flow and cash flow return on capital), which may but are not required to be measured on a per-share basis; (h) earnings before or after taxes, interest, depreciation, and amortization (including EBIT and EBITDA); (i) bookings and customer churn metrics; (j)  gross or net operating margins; (k) productivity ratios; (l) share price (including, but not limited to, growth measures and total shareholder return); (m) expense targets or cost reduction goals, general and administrative expense savings; (n) operating efficiency; (o)  customer satisfaction; (p) working capital targets; (q) measures of economic value added or other ‘‘value creation’’ metrics; (r) enterprise value; (s) stockholder return; (t) client or customer retention; (u) competitive market metrics; (v) employee retention; (w)  personal targets, goals or completion of projects (including but not limited to succession and hiring projects, completion of specific acquisitions, reorganizations or other corporate transactions or capital-raising transactions, expansions of specific business operations and meeting divisional or project budgets); (x) system-wide revenues; (y) cost of capital, debt leverage year-end cash position or book value; (z) strategic objectives, development of new product lines and related revenue, sales and margin targets, or international operations; or (aa)  any combination of the foregoing. Any one or more of the aforementioned performance measures may be stated as a percentage of another performance measure, or used on an absolute or relative basis to measure the of the Company and/or one or more affiliates as a whole or any divisions or operational and/or business units, product lines, brands, business segments, administrative departments of the Company and/or one or more affiliates or any combination thereof, as the Committee may deem appropriate, or any of the above performance measures may be compared to the performance of a group of comparator companies, or a published or special index that the Committee deems appropriate, or as compared to various stock market indices. These performance measures may include a threshold level of performance below which no payment shall be made, levels of performance at which specified payments shall be made, and a maximum level of performance above which no additional payment shall be made. The Committee shall have the authority to make equitable adjustments to the performance measures as may be determined by the Committee, in its sole discretion.
5.3    Measurement of Performance.
(a)    The Committee shall have sole discretion to determine (i) with respect to all Participants, the Award Levels which represent the amounts potentially payable under each Award, the Company Performance Goals applicable to each Award, and the method of determining whether each Company Performance Goal has been met, and (ii) with respect to the Executive Officers, the Personal Performance Goals, the method of determining whether each such Personal Performance Goal has been met and the weighting of each Performance Goal. The CEO shall have the sole discretion to determine the Personal Performance Goals, the method of determining whether each such Personal Performance Goal has been met and the weighting of each Performance Goal for all Participants other than Executive Officers, including by means of approving such Personal Performance Goals and parameters as recommended by a Participant’s supervisor.
(b)    Unless otherwise determined by the Committee, each Award shall include a threshold Performance Goal that must be attained in order for a threshold Award Level to be payable, a target Performance Goal that must be attained for a target Award Level to be payable, and a maximum Performance Goal that must be attained for a maximum Award Level to be payable. The amount of each Award and the Performance Goals may vary among Participants and may be determined based on the Participant’s ability to directly impact the Company’s performance or on an assessment of the Participant’s overall contributions to the Company’s success.
5.4    Company Performance Goals. To the extent the Committee elects to base Award opportunities and Performance Goals on a Company Performance Goal, the Committee shall select the performance measures for the Plan Year from the measures listed in Section 5.2 or establish such other measures as the Committee may determine appropriate. The Committee shall also establish the threshold, target and maximum Award Levels applicable for each Company Performance Goal.
5.5    Personal Performance Goals.
(a)    To the extent the Committee elects to base Award opportunities and Performance Goals on one or more Personal Performance Goals, the components of the Personal Performance Goals will: (i) be established for the Participant’s position for the Plan Year by the CEO or by the Participant’s supervisor with the approval of the CEO; provided, however, that the Personal Performance Goals for the Executive Officers will be established by the Committee; (ii) include only components that support the business plan of the Company; and (iii) identify how the Participant will support the achievement of such goals. The determination of whether a Participant (other than an Executive Officer) has attained his or her Personal Performance Goals and the Award Payment payable with respect to the attainment of such Personal Performance Goals shall be made by the CEO, subject to final approval by the Committee. The determination of whether an Executive Officer has attained his or her Personal Performance Goals and the Award Payment payable with respect to the attainment of such Personal Performance Goals shall be made by the Committee.
(b)    In addition to the Personal Performance Goals described in Section 5.5(a), the Committee and/or CEO, as applicable, may also take into account a Participant’s individual performance and apply an individual performance modifier to the Participant’s Award (“Individual Modifier”). The Individual Modifier gives the Committee and/or CEO, as applicable, the discretion to modify, positively or negatively (including to eliminate), the Award Payment to any Participant based on such Participant’s exceptional (or unsatisfactory) individual performance, subject to a maximum percentage increase above the target Award Level that shall be established by the Committee, in its discretion, for each applicable Plan Year.
5.6    Certification and Payment.
(a)    As soon as practicable after the Company’s audited financial statements are available for a Plan Year with respect to which the Awards are outstanding, the performance of the Company, on a consolidated basis, and each applicable division, business unit, Subsidiary or line of business will be determined for such Plan Year. The financial and operational performance shall then be evaluated to determine the extent to which the Company Performance Goals have been achieved, based upon standards established for such Plan Year. In performing such evaluation, the Committee is authorized to make adjustments in the method of calculating attainment of the Company Performance Goals, including, but not limited to, the authority:
(i)    to adjust or exclude the dilutive or anti-dilutive effects of acquisitions or joint ventures;
(ii)     to adjust the impact of the disposition of any businesses divested by the Company during a Plan Year;

(iii)     to exclude, in whole or in part, restructuring and/or other nonrecurring charges;
(iv)     to exclude, in whole or in part, exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings;
(v)     to exclude, in whole or in part, the effects of changes to generally accepted accounting standards (“GAAP”) made by the relevant accounting authority;
(vi)     to exclude, in whole or in part, the effects of any statutory adjustments to corporate taxes;
(vii)    to exclude, in whole or in part, the impact of any “unusual or nonrecurring items” as determined under GAAP;
(viii)    to exclude, in whole or in part, the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends;
(ix)     to give effect to or to ignore, in whole or in part, any other unusual, non-recurring gain or loss or other extraordinary item; and
(x)     to give effect to or to ignore, in whole or in part, any other facts, circumstances or considerations deemed appropriate by the Committee.
Award Payments for a Plan Year will be included as an expense in determining the Company’s financial performance under the Plan for that Plan Year.

(b)    The Committee and each of its members shall be entitled to rely upon information provided by appropriate officers of the Company with respect to financial and other data in order to determine if the Performance Goals for any Participant in a Plan Year have been met.
(c)    Unless otherwise determined by the Compensation Committee or deferred in accordance with the Company’s Deferred Compensation Plan, Award Payments for any Plan Year shall be paid in cash as soon as practicable after the Committee and/or the CEO, as applicable, determines that the Performance Goals specified for such Award were in fact satisfied. For Participants who are U.S. federal taxpayers, it is intended that payment will be made no later than required to ensure that no amount paid or to be paid hereunder shall be subject to the provisions of Section 409A(a)(1)(B) of the Code and all such payments are intended to be eligible for the short-term deferral exception to Section 409A of the Code, except to the extent a payment is deferred under the Company’s Deferred Compensation Plan.

5.7    Termination Of Employment; Leave of Absence.
(a)    Unless otherwise provided in a written agreement between the Participant and the Company or a Subsidiary, if a Participant’s employment is terminated for any reason other than death, Disability or the elimination of the Participant’s position by the Company or a Subsidiary (a “Job Elimination”), whether such termination occurs during a Plan Year or after the end of a Plan Year but prior to payment to the Participant of the Award Payment otherwise payable (or any portion thereof) under an Award, such Participant will not be eligible to receive an Award Payment for that Plan Year and will forfeit any then-unpaid amounts under such Award without any entitlement to any amount or compensation in lieu thereof.
(b)    Unless otherwise provided in a written agreement between the Participant and the Company or a Subsidiary:
(i)    if a Participant’s employment is terminated during a Plan Year by reason of death or Disability, the Participant or the Participant’s heir or legal representative will, upon the Committee’s approval, be eligible to be paid a prorated portion of the Award Payment for that Plan Year, to be determined and paid as set forth in Section 5.6;
(ii)    if a Participant’s employment is terminated during a Plan Year by reason of Job Elimination, such Participant shall forfeit any then-unpaid amounts under such Award and shall not be entitled to any amount or compensation in lieu thereof; however, in the event that the Participant’s employment is terminated due to Job Elimination more than six months after start of such Plan Year, the Committee, in its sole discretion, may provide that such Participant will be eligible to be paid a prorated portion of the Award Payment for that Plan Year, to be determined, and, if approved, paid, as set forth in Section 5.6; and
(iii)    if a Participant’s employment is terminated by reason of death, Disability, Job Elimination or Retirement after the end of a Plan Year, but prior to payment to that Participant of the Award Payment otherwise payable (or any portion thereof) under an Award, the Participant or the Participant’s heir or legal representative will, upon the Committee’s approval, be eligible to be paid the entire Award Payment for that Plan Year.
(c)    Subject to applicable laws, a Participant who is on an unpaid, Company-approved leave of absence during a Plan Year shall be eligible to receive a prorated Award Payment for such Plan Year; provided, however, that the Committee shall have discretion to determine the extent to which an Award Payment will be made to a Participant who is on such a leave of absence on the date the Award Payment for a Plan Year is paid to other applicable Participants.

6.    WITHHOLDING TAXES
The Company shall have the right, at the time of payment of an Award Payment, to make adequate provision for any federal, state, local or foreign taxes (including social contributions and any other applicable taxes) which it believes are or may be required by law to be withheld with respect to an award under the Plan (“Tax Liability”), to ensure the payment of any such Tax Liability. The Company may provide for the payment of any Tax Liability by withholding from the amount of the Award Payment or by any other method deemed appropriate by the Committee.
7.    ADMINISTRATION
7.1    Compensation Committee. The Plan shall be administered by the Committee, with day-to-day administration delegated to the CEO. The Committee and the CEO may further delegate their administrative powers under the Plan to the extent not prohibited by applicable laws, regulations or stock exchange listing rules. Without limitation, the Committee shall have full power, discretion and authority to administer, interpret and construe the Plan and any Award Notice (if applicable) or agreement made pursuant to the Plan, to prescribe and rescind rules, regulations and policies for administration of the Plan, and to Amend, modify, or cancel any Award, and authorize the exchange, substitution, or replacement of Awards. The Committee’s actions, interpretations and constructions with regard to the Plan shall be final, conclusive and binding on all persons for all purposes.
7.2    Limitation on Liability. No member of the Committee or the Board shall be liable for any action or determination made in good faith with respect to the Plan or any Award pursuant to it. The Company shall indemnify and hold harmless each member of the Committee and the Board, and the estate and heirs of each such member, against all claims, liabilities, expenses, penalties, damages or other pecuniary losses, including legal fees, which such Committee member or Board member or his or her estate or heirs may suffer as a result of any act or omission to act in connection with the Plan, to the extent that insurance, if any, does not cover the payment of such items.
8.    AMENDMENT AND TERMINATION
The Committee may at any time and in its sole discretion suspend, amend or terminate the Plan.
9.    MISCELLANEOUS
9.1    No Guarantee of Employment. Nothing in this Plan or any Award granted hereunder shall confer upon any employee any right to continue in the employ of the Company or any Subsidiary or interfere in any way with the right of the Company or any Subsidiary to terminate his or her employment at any time.
9.2    Not Compensation for Other Plans. Except as otherwise explicitly required under the terms of an employee benefit plan of the Company that is intended to be qualified under Section

401(a) of the Code, no Award under this Plan and no amount payable or paid under any Award shall be deemed to be or counted as salary or compensation for the purpose of computing benefits under any employee benefit plan or other arrangement of the Company for the benefit of any employee.
9.3    Compliance with Law. The Plan and the grant of awards under it shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any governmental or regulatory agency as may be required.
9.4    Governing Law. The Plan shall be construed in accordance with and governed by the laws of state of Delaware, without reference to principles of conflict of laws, and construed accordingly.
9.5    Interpretation. All Awards and, if applicable, Award Notices shall be subject to the terms of this Plan, and the terms of this Plan, as amended from time to time and as interpreted by the Committee, shall prevail over the terms of any Award Notice in all cases, if applicable.
9.6    No Alienation. No right or interest of a Participant in any Award may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or an affiliate of the Company, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Company or an affiliate of the Company. No Award shall be assignable or transferable, either voluntarily or involuntarily, by a Participant, including as between spouses or pursuant to a domestic relations order in connection with a dissolution of marriage, or by operation of law, except pursuant to the laws of descent and distribution.
9.7    Section 409A. This Plan may be amended at any time, without the consent of any party, to avoid the application of Section 409A of the Code in a particular circumstance or to the extent necessary or desirable to satisfy any of the requirements under Section 409A of the Code, but the Company shall not be under any obligation to make any such amendment. Nothing in the Plan shall provide a basis for any person to take action against the Company or any Subsidiary or affiliate based on matters covered by Section 409A of the Code, including the tax treatment of any amount paid or Award made under the Plan, and neither the Company nor any of its Subsidiaries or affiliates shall under any circumstances have any liability to any Participant or any other party for any taxes, penalties or interest due on amounts paid or payable under the Plan, including taxes, penalties or interest imposed under Section 409A of the Code.

9.8    Forfeiture and Recoupment. All Awards shall be subject to forfeiture and/or repayment to the Company to the extent and in the manner required (a) to comply with any requirements imposed under applicable laws, rules, and/or regulations, and (b) under the terms of any policy, guideline or Board committee charter adopted by the Company, as may be amended from time to time, for reasons related to fraud prevention, governance, avoidance of monetary or reputational damage to the Company and its affiliates or similar considerations, whether or not such policy, guideline or charter was in place at the time of grant of an Award (and such requirements shall be deemed incorporated into the Plan without the consent of Participant).

9.9. Participants Outside the United States. Awards may be granted to employees who are foreign nationals or residents or employed outside the United States, or both, on such terms and conditions different from those applicable to Awards to employees who are not foreign nationals or residents or who are employed in the United States as may, in the judgment of the Committee, be necessary or desirable in order to recognize differences in local law, regulations or tax policy. If any provision of the Plan is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any person or Award, or would disqualify the Plan or any Award under any law outside the United States where an employee is based, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be construed or deemed amended without, in the sole determination of the Committee, materially altering the intent of the Plan, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan shall remain in full force and effect.

9.10    Severability. If any provision of the Plan is held invalid or unenforceable, the invalidity or unenforceability shall not affect the remaining parts of the Plan, and the Plan shall be enforced and construed as if such provision had not been included.

9.11    Unfunded Plan. The Plan is intended to constitute an unfunded plan for incentive compensation. Prior to the payment of any Award, nothing contained herein shall give any Participant any rights that are greater than those of a general creditor of the Company. No amounts awarded or accrued under the Plan shall be funded, set aside, subject to interest payment or otherwise segregated prior to payment of an Award. Any Award payable under the Plan is voluntary and occasional and does not create any contractual or other right to receive Awards in future years or benefits in lieu of such Awards.